As filed with the Securities and Exchange Commission
                            on January 24, 1996

                                   Registration No. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM S-8

                          REGISTRATION STATEMENT
                                   Under
                        The Securities Act of 1933


                          OPTEK TECHNOLOGY, INC.
                (Exact name of issuer as specified in its charter)


     Delaware                                          75-1962405
(State of incorporation)                                   (I.R.S. Employer
                                                         Identification No.)


                           1215 West Crosby Road
                      Carrollton, Texas 75006
       (Address, including zip code, of principal executive offices)



                   Directors' Formula Award Plan
                         (Full title of the plan)


                             Thomas R. Filesi
                                 President
                           1215 West Crosby Road
                          Carrollton, Texas 75006
                          (214) 323-2200
                 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 Copy to:

                           Christopher M. Hewitt
                           Hewitt & Hewitt, P.C.
                        3100 Monticello, Suite 770
                            Dallas, Texas 75205

Approximate date of commencement of proposed sales to public:
Sales of the securities registered hereunder will occur from time to time after the effective date of this Registration Statement.
PAGE

                      CALCULATION OF REGISTRATION FEE


                              Proposed  Proposed
Title of       Number         Maximum   Maximum
Securities     of Shares      Offering  Aggregate Amount of
to be          to be          Price Per Offering  Registration
Registered     Registered     Share(1)  Price     Fee


Common Stock
$0.01 par
value          200,000        $0.44-    $1,256,208  $  433.18
                               $8.375

Common Stock,
$0.01 par
value(2)       200,000        $8.375    $1,675,000  $  577.59

                                                    $1,010.77


(1) Estimated solely for the purpose of calculating the registra-tion fee. With respect to Common Stock issuable upon exercise of options, the registration fee has been calculated in accordance with Rule 457(h). With respect to Common Stock to be reoffered to the public, the registration fee has been calculated in accordance with Rule 457(c) on the basis of the average of the bid and asked prices of the Company's Common Stock as reported on January 23, 1996.

(2) Shares to be sold pursuant to reoffer prospectus included herein.
 PAGE

                             EXPLANATORY NOTE

     The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 pursuant to Instruction C to Form S-8 and may be used for reoffers or resales of the Company's Common Stock to be acquired by the persons named therein pursuant to the Directors' Formula Award Plan.
PAGE

                          OPTEK TECHNOLOGY, INC.



                           Cross Reference Sheet
                 Between Items of Form S-3 and Prospectus
                 Pursuant to Rule 501(b) of Regulation S-K



     Registration Statement
     Item and Heading                   Prospectus Heading


1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus....       Cover Page; Cross Refer-
                                        ence Sheet

2.   Inside Front and Outside Back
     Cover Pages of Prospectus...       Cover Page

3.   Summary Information, Risk
     Factors and Ratio of
     Earnings to Fixed Charges...       The Company

4.   Use of Proceeds.............       *

5.   Determination of Offering
     Price ......................       *

6.   Dilution ...................       *

7.   Selling Security Holders....       Cover Page; Selling Stock-
                                        holders

8.   Plan of Distribution .......       Selling Stockholders

9.   Description of Securities
     to be Registered ...........       Incorporation of Documents
                                        by Reference

10.  Interests of Named Experts
     and Counsel.................       *

11.  Material Changes ...........       *

     Registration Statement
     Item and Heading                   Prospectus Heading

12.  Incorporation of Certain
     Information by Reference....       Incorporation of Documents
                                        by Reference

13.  Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities.................       Indemnification of Direc-
                                        tors and Officers




*    Omitted as Inapplicable

PAGE

PROSPECTUS
                              200,000 Shares
                          OPTEK TECHNOLOGY, INC.
                               Common Stock

     This Prospectus relates to 200,000 shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of Optek Technolo-gy, Inc. (the "Company"), which may be offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders"). It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by an individual Selling Stockholder will be borne by such Selling Stockholder.

     The Common Stock of the Company is traded on the over-the-counter market. On January 23, 1996 the closing bid and asked prices for shares of the Company's Common Stock, as reported by the primary market maker for the Company's common stock were $8.00 and $8.75 per share, respectively.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

      No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stock-holders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

             The date of this Prospectus is January 24, 1996.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Optek Technology, Inc., 1215 West Crosby Road, Carrollton, Texas 75006. The Company's telephone number at that location is (214) 323-2200.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, and copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

     The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.



                             TABLE OF CONTENTS

                                                  Page

     The Company ...............................  3

     Selling Stockholders ......................  4

     Indemnification of Directors and Officers..  5

     Information Incorporated by Reference .....  6





PAGE

                                THE COMPANY

     Optek Technology, Inc. (the "Company") markets, designs and manufactures sensor products based on either of two technologies: optoelectronics or magnetic field sensing (Hall Effect). These products react to changes in infrared light or magnetic fields which indicate physical events such as position, speed or rotation and convert this information into an electrical signal which can then be communicated to control devices such as microprocessors capable of processing and responding to that signal. Because optoelectronic and magnetic sensors operate without physical contact, they are capable of more accurate and reliable measurement and can be used with more sensitive and delicate equipment than standard mechanical or electromechanical devices. These character-istics, combined with increased speed, durability and compactness, have stimulated the substitution of optoelectronic and magnetic sensors for mechanical and electromechanical processors.

     The Company was incorporated in Texas in October 1979 as "Crown Semiconductor, Inc." and reincorporated in Delaware in August 1984, changing its name to "Optek Technology, Inc." Its executive offices are located at 1215 West Crosby Road, Carrollton, Texas 75006, a city immediately north of Dallas. The Company's telephone number is (214) 323-2200.

                           SELLING STOCKHOLDERS

     The following table shows the names and positions with the Company during the past three years of the Selling Stockholders, the number of shares of the Company's Common Stock beneficially owned by each of them as of January 19, 1996 and the number of shares covered by this Prospectus:


                               Beneficial                Beneficial
                 Position      Ownership    Shares       Ownership
Selling          With          Prior to     Being        After
Shareholder      the Company   Offering    Offered       Offering  (1)

Grant Dove        Chairman of
                  the Board
                  and
                  Director    208,301       7,000          201,301

Michael Cahr      Director     36,500      14,000           22,500

Rodes Ennis       Director     39,700      14,000           25,700

William H.
Daughtrey         Director     23,500      14,000            9,500

Wayne
Stevenson         Director     12,750      10,500            1,750

Don Hodges        Former
                  Director      8,500       3,500            5,000



(1)   Assumes that all shares offered hereby are sold.

     As of January 19, 1996, the Company had approximately
3,480,366 shares of Common Stock outstanding.

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     The Company has informed the Selling Stockholders that the anti-manipulative Rules 10b-2, 10b-6 and 10b-7 may apply to their sales in the market and has furnished each Selling Stockholder with a copy of these Rules and has informed them of the possible need for delivery of copies of this Prospectus.

     In addition, the Company has informed each of the Selling Stockholders that any Selling Stockholder who is affiliated with the Company, and any other persons acting in concert with such Selling Stockholder for the purpose of selling securities of the Company, may reoffer or resale pursuant to this Prospectus up to, but no more than, 34,803 shares of the Common Stock during any three month period.

     There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.


                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers the Company to indemnify its current and former Directors, officers and certain other persons against certain expenses incurred by them in connection with any suit to which they were, are or are threatened to be made parties by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, the power to indemnify does not extend to judgments or settlement amounts and, unless the court determines that indemnification is appropriate, indemnification is not available for the benefit of such persons who are adjudged to be liable to the Company. The statute also empowers the Company to purchase and maintain insurance for such persons with respect to liability arising out of or in connection with their capacity or status with the Company.

     The statute further specifically provides that the indem-nification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or Director may be entitled under any bylaws, agreements, vote of stockholders or disinterested Directors or otherwise. Article IX of the Company's Bylaws provides for the indemnification of Directors, officers and certain other persons within the limitations of Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PAGE

                   INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

     The Company's Annual Report on Form 10-K for the fiscal year ended October 27, 1995 as filed with the Securities and Exchange
Commission on January 16, 1996.

     The description of the Common Stock contained in the Company's Registration Statement filed under the Securities Exchange Act of 1934 (the "Exchange Act") registering shares of the Common Stock under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

PAGE

                         INFORMATION NOT REQUIRED
                               IN PROSPECTUS

Item Number

3         Incorporation of Documents by Reference.

          The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

          The Company's Annual Report on Form 10-K for the fiscal year ended October 27, 1995 as filed with the Securities and Exchange Commission on January 16, 1996.

          All documents filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the above described Annual Report and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

          The description of the Common Stock contained in the Company's Registration Statement filed under the Securi-ties Exchange Act of 1934 (the "Exchange Act") register-ing shares of the Common Stock under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

4         Description of Securities.

          Not applicable.


5         Interests of Named Experts and Counsel.

          Not applicable.


6         Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law empowers the Registrant to indemnify its current and former Directors, officers and certain other persons against certain expenses incurred by them in connection with any suit to which they were, are or are threatened to be made parties by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, the power to indemnify does not extend to judgments or settlement amounts and, unless the court determines that indemnification is appropriate, indemnification is not available for the benefit of such persons who are adjudged to be liable to the Registrant. The statute also empowers the Registrant to purchase and maintain insur-ance for such persons with respect to liability arising out of or in connection with their capacity or status with the Registrant.

          The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or Director may be entitled under any bylaws, agreements, vote of stockholders or disinterested Directors or otherwise. Article IX of the Registrant's Bylaws provides for the indemnification of Directors, officers and certain other persons within the limitations of
          Section 145. In addition, the Option Plans provide for indemnification of each member of the Compensation Committee by the Company for all expenses arising out of any proceeding in which he may be involved by reason of his having been a member of the Compensation Committee.

7         Exemption from Registration Claimed.

          Not applicable.


8         Exhibits.

          Exhibit
          Number

          5.1       Opinion and Consent of Hewitt & Hewitt, P.C.

          5.2       Opinion and Consent of Hewitt & Hewitt, P.C.

          10.1      Directors' Formula Award Plan.(1)

          10.2      Form of Option Agreement.

          23.1      Consent of KPMG Peat Marwick LLP.

          23.2 Consent of Counsel. (Reference is made to Exhibit 5.2.)

          24 Power of Attorney. (Reference is made to the signature page.)



          (1)  Filed as Exhibit 10.48 to Optek Technology, Inc's
               Form 10-K for the fiscal year ended October 25, 1991 and incorporated herein by reference.

9         Undertakings.

          The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
          Statement:

               (i)  To include any prospectus required by Section
               10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Regis-tration Statement;

          Provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securi-ties Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securi-ties Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorpo-rated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifical-ly incorporated by reference in the prospectus to provide such interim financial information.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the regis-trant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
PAGE

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Optek Technology, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the under-signed, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 12th day of December, 1995.

                              OPTEK TECHNOLOGY, INC.



                              By  /s/ Thomas R. Filesi
                                 Thomas R. Filesi, President

                             POWER OF ATTORNEY

     Each person whose signature appears below hereby constitute and appoint Thomas R. Filesi, D. Vinson Marley and Christopher M. Hewitt, and each of them, with full power of substitution and resubstitution our true and lawful attorney-in-fact and agent, in any and all capacities, with full power to act alone, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file each such amendment to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                    Date


/s/ Thomas R. Filesi    Director and President      }
Thomas R. Filesi        (Chief Executive Officer)   }
                                                    }
                                                    }
/s/ D. Vinson Marley    Vice President - Finance    }
D. Vinson Marley        Treasurer and Assistant     }
                        Secretary                   }  December
                                                    }
/s/ Grant Dove          Director                    }  12, 1995
Grant Dove                                          }
                                                    }
/s/ Rodes Ennis         Director                    }
Rodes Ennis                                         }
                                                    }
/s/ Michael Cahr        Director                    }
Michael Cahr                                        }
                                                    }
/s/ William Daughtrey   Director                    }
William Daughtrey                                   }
                                                    }
/s/ Wayne Stevenson     Director                    }
Wayne Stevenson                                     }
                          OPTEK TECHNOLOGY, INC.

                    REGISTRATION STATEMENT ON FORM S-8

                             INDEX TO EXHIBITS


Exhibit                                           Sequentially
Number                        Description         Numbered

5.1       Opinion and Consent of Hewitt & Hewitt,
          P.C.

5.2       Opinion and Consent of Hewitt & Hewitt,
          P.C.

10.1      Directors' Formula Award Plan.(1)

10.2      Form of Option Agreement.

23.1      Consent of KPMG Peat Marwick LLP.

23.2      Consent of Counsel.  (Reference is made
          to Exhibit 5.2.)

24        Power of Attorney.  (Reference is made
          to the signature page.)



(1) Filed as Exhibit 10.48 to Optek Technology, Inc's Form 10-K for the fiscal year ended October 25, 1991 and incorporated herein by reference.